Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Currently, Overnite Corporation has no subsidiaries. Following the Divestiture Transaction, as more fully described in the prospectus, Overnite Corporation will have the following subsidiaries:

Overnite Holding, Inc., a Delaware corporation

Overnite, Inc., a Delaware corporation (formerly Overnite Corporation)

Overnite Transportation Company, a Virginia corporation

Motor Cargo Industries, Inc., a Utah corporation

Motor Cargo, a Utah corporation

UTE Trucking and Leasing, Inc., a Utah corporation

M.C. Distribution Services, Inc., a Utah corporation

M.C. Leasing, Inc., a Utah corporation

Interstate Commerce Collections, Inc., a Utah corporation

Elliott Key Development LLC, a Colorado limited liability company